Exhibit 99.1

ASCENT CAPITAL GROUP ANNOUNCES FINANCIAL RESULTS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2018

Englewood, CO - November 5, 2018 - Ascent Capital Group, Inc. (“Ascent” or the “Company”) (Nasdaq: ASCMA) has reported results for the three and nine months ended September 30, 2018. Ascent is a holding company that owns Brinks Home Security™, one of the nation’s largest home security alarm monitoring companies.

Headquartered in the Dallas-Fort Worth area, Brinks Home Security provides security alarm monitoring services to approximately 942,000 residential and commercial customers as of September 30, 2018. Brinks Home Security’s long-term monitoring contracts provide high margin recurring revenue that results in predictable and stable cash flow.

Highlights1:

•	Ascent’s net revenue for the three and nine months ended September 30, 2018 totaled $137.2 million and $405.9 million, respectively

•
Ascent’s net loss for the three and nine months ended September 30, 2018 totaled $40.1 million and $315.3 million, respectively. Brinks Home Security’s net loss for the three and nine months ended September 30, 2018 totaled $33.8 million and $301.8 million, respectively

•
Ascent’s Adjusted EBITDA for the three and nine months ended September 30, 2018 totaled $66.9 million and $205.2 million, respectively. Brinks Home Security’s Adjusted EBITDA for the three and nine months ended September 30, 2018 totaled $71.3 million and $213.5 million, respectively

•
On October 30, 2018, Ascent and Brinks Home Security entered into an amended and restated transaction support agreement with creditors representing a majority of each of its Term B-2 Loan lenders and holders of Brinks Home Security’s outstanding 9.125% Senior Notes due 2020 (“Senior Notes”). Pursuant to the agreement, Brinks Home Security expects to commence an exchange offer for its Senior Notes and a consent solicitation for certain proposed amendments to its Credit Facility and its Senior Notes

•	Brinks Home Security recently ranked #1 in customer satisfaction among home security brands as part of the J.D. Power 2018 Home Security Satisfaction Study

Ascent’s Chief Executive Officer, William Niles stated, “The Brinks Home Security team continued to make meaningful progress against its strategic operational initiatives in the third quarter. I am also pleased with our execution around the recent amended and restated transaction support agreement. Strengthening the balance sheet and providing the Brinks Home Security management team continued runway to execute on its business objectives remains a key priority, and I am encouraged by our progress.”

Jeffery Gardner, President and Chief Executive Officer of Brinks Home Security said, “We continued to advance our business objectives in the third quarter. Total account additions, excluding a large bulk purchase of 6,650 accounts, were up 24% year-over-year, with consistent year-over-year growth in both our Dealer and Direct to Consumer channels. The third quarter was the first full quarter under the Brinks Home Security brand, and we will continue to actively refine our sales and marketing strategies utilizing the brand. Additionally, I am pleased to note that Brinks Home Security was recently ranked #1 in customer satisfaction among home security brands as part of the J.D. Power 2018 Home Security Satisfaction Study, a testament to our continued focus on providing the highest level of support and service to all of our customers.”

1. Comparisons are year-over-year unless otherwise specified.

Results for the Three and Nine Months Ended September 30, 2018

For the three months ended September 30, 2018, Ascent reported net revenue of $137.2 million, a decrease of 0.8%. For the nine months ended September 30, 2018, net revenue totaled $405.9 million, a decrease of 3.3%. The reduction in revenue for the three and nine months ended September 30, 2018 is due to the lower average number of subscribers in 2018. This decrease was partially offset by an increase in average recurring monthly revenue (“RMR”) per subscriber to $45.12 due to certain price increases enacted during the past twelve months. In addition, the Company recognized $4.2 million and $7.0 million increases in revenue for the three and nine months ended September 30, 2018, respectively, from the favorable impact of the new revenue recognition guidance, Topic 606, adopted effective January 1, 2018. All revenues of Ascent are generated by its’ wholly-owned subsidiary, Brinks Home Security.

Ascent’s total cost of services, which are all incurred by its’ wholly-owned subsidiary, Brinks Home Security, for the three months ended September 30, 2018 increased 16.0% to $35.1 million. For the nine months ended September 30, 2018 Ascent’s total costs of services increased 12.3% to $100.8 million. The increase for the three and nine months ended September 30, 2018 is primarily due to expensing certain direct and incremental field service costs on new AMAs obtained in connection with a subscriber move ("Moves Costs") of $2.4 million and $7.1 million for the three and nine months ended September 30, 2018, respectively. Upon adoption of the new revenue recognition guidance, Topic 606, all Moves Costs are expensed, whereas prior to adoption, certain Moves Costs were capitalized on the balance sheet. Moves Costs capitalized as Subscriber accounts, net for the three and nine months ended September 30, 2017 were $4.3 million and $11.8 million, respectively. Furthermore, subscriber acquisition costs, which include expensed equipment and labor costs associated with the creation of new subscribers, increased to $4.6 million and $12.5 million for the three and nine months ended September 30, 2018, respectively, as compared to $3.3 million and $8.8 million for the three and nine months ended September 30, 2017, respectively, attributable to increased production volume in the direct sales channels.

Ascent’s selling, general & administrative ("SG&A") costs for the three months ended September 30, 2018, increased 6.7% to $38.2 million. The increase in SG&A for the three months ended September 30, 2018 is primarily attributable to increased professional legal fees incurred at Ascent, rebranding expense at Brinks Home Security and subscriber acquisition costs in SG&A associated with the creation of new subscribers at Brinks Home Security. Subscriber acquisition costs in SG&A increased to $9.5 million for the three months ended September 30, 2018 as compared to $8.0 million for the three months September 30, 2017. These increases were offset by reduced stock based compensation expense and non-recurring expenses recognized in the third quarter of 2017.

Ascent’s SG&A costs for the nine months ended September 30, 2018, decreased 19.6% to $110.0 million. The decrease is primarily attributable to the $28.0 million legal settlement recognized in the second quarter of 2017 in relation to putative class action litigation of alleged violation of telemarketing laws. Additionally, there were decreases in stock based compensation expense and consulting fees related to Brinks Home Security cost reduction initiatives. These decreases were offset by increases in SG&A subscriber acquisition costs associated with the creation of new subscribers at Brinks Home Security. Subscriber acquisition costs in SG&A increased to $26.4 million for the nine months ended September 30, 2018, as compared to $21.0 million for the nine months ended September 30, 2017. Other increases in SG&A that contributed to the change year over year included increased professional legal fees at Ascent, Brinks Home Security rebranding expense and severance expense related to transitioning Ascent executive leadership.

Brinks Home Security SG&A costs for the three and nine months ended September 30, 2018 were $34.3 million and $98.9 million, respectively, as compared to $33.5 million and $126.8 million, respectively, for the three and nine months ended September 30, 2017.

Ascent reported a net loss from continuing operations for the three and nine months ended September 30, 2018 of $40.1 million and $315.3 million, respectively, compared to net loss from continuing operations of $29.2 million and $91.6 million in the prior year periods.

Brinks Home Security reported a net loss for the three and nine months ended September 30, 2018 of $33.8 million and $301.8 million, respectively, compared to a net loss of $25.5 million and $96.7 million in the prior year periods.

Ascent’s Adjusted EBITDA decreased 11.5% to $66.9 million for the three months ended September 30, 2018. Ascent’s Adjusted EBITDA for the nine months ended September 30, 2018 decreased 12.1% to $205.2 million. Brinks Home

Security’s Adjusted EBITDA decreased 7.3% and 11.0% to $71.3 million and $213.5 million during the three and nine months ended September 30, 2018, respectively. The decrease for the three and nine months ended September 30, 2018 is due to lower revenues, the expensing of subscriber moves costs, and an increase in total subscriber acquisition costs, net of related revenue. Total subscriber acquisition costs, net of related revenue, increased to $13.4 million and $35.4 million for the three and nine months ended September 30, 2018 as compared to $10.2 million and $26.1 million for the three and nine months ended September 30, 2017. The increase is primarily the result of increased production in the Company’s direct-to-consumer sales channel year-over-year. Brinks Home Security’s Adjusted EBITDA as a percentage of net revenue for the three and nine months ended September 30, 2018 was 52.0% and 52.6%, respectively, as compared to 55.6% and 57.1% in the prior year periods.

For a reconciliation of net loss from continuing operations to Adjusted EBITDA, please see the Appendix of this release.

	Twelve Months Ended September 30,
	2018	2017
Beginning balance of accounts	998,087	1,059,634
Accounts acquired	110,358	103,650
Accounts canceled (b)	(161,657)	(157,896)
Canceled accounts guaranteed by dealer and other adjustments (a) (b)	(4,631)	(7,301)
Ending balance of accounts	942,157	998,087
Monthly weighted average accounts	965,026	1,033,150
Attrition rate - Unit (b)	16.8%	15.3%
Attrition rate - RMR (b) (c)	14.1%	13.9%

(a)	Includes canceled accounts that are contractually guaranteed to be refunded from holdback.

(b)
Accounts canceled for the twelve months ending September 30, 2017 were recast to include an estimated 4,945 accounts included in Brinks Home Security’s Radio Conversion Program that canceled in excess of their expected attrition.

(c)
The RMR of canceled accounts follows the same definition as subscriber unit attrition as noted above. RMR attrition is defined as the RMR of canceled accounts in a given period, adjusted for the impact of price increases or decreases in that period, divided by the weighted average of RMR for that period.

Unit attrition increased from 15.3% for the twelve months ended September 30, 2017 to 16.8% for the twelve months ended September 30, 2018. Contributing to the increase in unit attrition was fewer customers under contract or in the dealer guarantee period in the twelve months ended September 30, 2018, as compared to the prior period, and increased competition from new market entrants. The RMR attrition rate for the twelve months ended September 30, 2018 and 2017 was 14.1% and 13.9%, respectively. The relatively smaller increase in the RMR attrition rate for the twelve months ended September 30, 2018 was due to Brinks Home Security's more aggressive price increase strategy. There was also a modest increase to attrition attributed to subscriber losses related to the impacts of Hurricane Maria on Brinks Home Security’s Puerto Rico customer base.

During the three and nine months ended September 30, 2018, Brinks Home Security acquired 33,065 and 91,995 subscriber accounts, respectively, as compared to 21,268 and 77,423 subscriber accounts in the three and nine months ended September 30, 2017.

Ascent Liquidity and Capital Resources

At September 30, 2018, on a consolidated basis, Ascent had $137.6 million of cash and cash equivalents. A portion of these assets may be used to decrease debt obligations or fund stock repurchases, strategic acquisitions or investment opportunities.

At September 30, 2018, the existing long-term debt includes the principal balance of $1.9 billion under the Brinks Home Security Senior Notes, Credit Facility term loan, Credit Facility revolver and Ascent’s Convertible Notes. The Convertible Notes have an outstanding principal balance of $96.8 million as of September 30, 2018 and mature July 15, 2020. The Senior Notes have an outstanding principal balance of $585.0 million as of September 30, 2018 and mature on April 1, 2020. The

Credit Facility term loan has an outstanding principal balance of $1.1 billion as of September 30, 2018 and requires principal payments of approximately $2.8 million per quarter with the remaining amount becoming due on September 30, 2022. As of September 30, 2018, the Credit Facility revolver has an outstanding balance of $159.1 million and becomes due on September 30, 2021. The maturity date for both the Credit Facility term loan and the Credit Facility revolver are subject to a springing maturity 181 days prior to the scheduled maturity date of the Senior Notes. Accordingly, if Brinks Home Security is unable to refinance the Senior Notes by October 3, 2019, both the Credit Facility term loan and the Credit Facility revolver would be become due and payable.

In addition, if Brinks Home Security is unable to refinance the Senior Notes, or demonstrate the ability to meet its financial covenants for a period of twelve months after the issuance date, prior to the filing with the SEC of their Annual Report on Form 10-K for the year ended December 31, 2018, they may be subject to a going concern qualification in connection with their audit, which would be an event of default under the Credit Facility. At any time after the occurrence of an event of default under the Credit Facility, the lenders may, among other options, declare any amounts outstanding under the Credit Facility immediately due and payable and terminate any commitment to make further loans under the Credit Facility. These matters raise substantial doubt regarding the Company's ability to continue as a going concern within one year from the date these financial statements are issued. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. As a result, the Company’s consolidated financial statements as of September 30, 2018 have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business.

Conference Call

Ascent will host a call on Monday, November 5, 2018 at 9:00 am ET. To access the call please dial (888) 462-5915 from the United States, or (760) 666-3831 from outside the U.S. The conference call I.D. number is 2190818. Participants should dial in 5 to 10 minutes before the scheduled time and must be on a touch-tone telephone to ask questions.

A replay of the call can be accessed through November 19, 2018 by dialing (800) 585-8367 from the U.S., or (404) 537-3406 from outside the U.S. The conference call I.D. number is 2190818.

This call will also be available as a live webcast which can be accessed at Ascent’s Investor Relations Website at http://ir.ascentcapitalgroupinc.com/index.cfm.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential and expansion, the success of new products and services, account creation and related costs, anticipated account generation, future financial performance and prospects, the transactions contemplated by the amended and restated support agreement (including the anticipated benefits of such transactions), anticipated sources and uses of capital, and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of our services, technological innovations in the alarm monitoring industry, competitive issues, continued access to capital on terms acceptable to Ascent and/or Brinks Home Security, our ability to capitalize on acquisition opportunities, general market and economic conditions and changes in law and government regulations. These forward-looking statements speak only as of the date of this press release, and Ascent expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Ascent's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Ascent, including the most recent Forms 10-K and 10-Q for additional information about Ascent and about the risks and uncertainties related to Ascent's business which may affect the statements made in this press release.

About Ascent Capital Group and Brinks Home Security

Ascent Capital Group, Inc. (Nasdaq: ASCMA) is a holding company whose primary subsidiary operates as Brinks Home Security™, one of the largest home security and alarm monitoring companies in the U.S. Headquartered in the Dallas-Fort Worth area, Brinks Home Security secures approximately 942,000 residential and commercial customers through highly responsive, simple security solutions backed by expertly trained professionals. The company has the nation’s largest network of independent authorized dealers - providing products and support to customers in the U.S., Canada and Puerto Rico - as well as direct-to-consumer sales of DIY and professionally installed products. For more information on Ascent, see http://ir.ascentcapitalgroupinc.com.

Contact:
Erica Bartsch
Sloane & Company
212-446-1875
ebartsch@sloanepr.com

ASCENT CAPITAL GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
Amounts in thousands, except share amounts

	September 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$137,561	10,465
Restricted cash	133	—
Marketable securities, at fair value	—	105,958
Trade receivables, net of allowance for doubtful accounts of $3,630 in 2018 and $4,162 in 2017	13,162	12,645
Prepaid and other current assets	25,883	11,175
Total current assets	176,739	140,243
Property and equipment, net of accumulated depreciation of $46,195 in 2018 and $37,915 in 2017	36,568	32,823
Subscriber accounts and deferred contract acquisition costs, net of accumulated amortization of $1,570,729 in 2018 and $1,439,164 in 2017	1,215,831	1,302,028
Dealer network and other intangible assets, net of accumulated amortization of $48,500 in 2018 and $42,806 in 2017	—	6,994
Goodwill	349,149	563,549
Other assets	36,819	9,348
Total assets	$1,815,106	2,054,985
Liabilities and Stockholders’ (Deficit) Equity
Current liabilities:
Accounts payable	$11,661	11,092
Accrued payroll and related liabilities	6,513	3,953
Other accrued liabilities	46,840	52,329
Deferred revenue	12,069	13,871
Holdback liability	10,766	9,309
Current portion of long-term debt	11,000	11,000
Total current liabilities	98,849	101,554
Non-current liabilities:
Long-term debt	1,869,502	1,778,044
Long-term holdback liability	2,031	2,658
Derivative financial instruments	1,139	13,491
Deferred income tax liability, net	15,298	13,311
Other liabilities	2,858	3,255
Total liabilities	1,989,677	1,912,313
Commitments and contingencies
Stockholders’ (deficit) equity:
Preferred stock, $0.01 par value. Authorized 5,000,000 shares; no shares issued	—	—
Series A common stock, $.01 par value. Authorized 45,000,000 shares; issued and outstanding 12,052,703 and 11,999,630 shares at September 30, 2018 and December 31, 2017, respectively	121	120
Series B common stock, $.01 par value. Authorized 5,000,000 shares; issued and outstanding 381,528 shares at both September 30, 2018 and December 31, 2017	4	4
Series C common stock, $0.01 par value. Authorized 45,000,000 shares; no shares issued	—	—
Additional paid-in capital	1,425,379	1,423,899
Accumulated deficit	(1,615,743)	(1,277,118)
Accumulated other comprehensive income (loss), net	15,668	(4,233)
Total stockholders’ (deficit) equity	(174,571)	142,672
Total liabilities and stockholders’ (deficit) equity	$1,815,106	2,054,985

See accompanying notes to condensed consolidated financial statements.

ASCENT CAPITAL GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)
Amounts in thousands, except shares and per share amounts

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net revenue	$137,156	$138,211	$405,922	$419,909
Operating expenses:
Cost of services	35,059	30,213	100,807	89,799
Selling, general and administrative, including stock-based and long-term incentive compensation	38,199	35,793	109,992	136,809
Radio conversion costs	—	74	—	383
Amortization of subscriber accounts, deferred contract acquisition costs and other intangible assets	52,671	59,384	160,973	178,896
Depreciation	2,886	2,176	8,378	6,435
Loss on goodwill impairment	—	—	214,400	—
Gain on disposal of operating assets	—	—	—	(21,217)
	128,815	127,640	594,550	391,105
Operating income (loss)	8,341	10,571	(188,628)	28,804
Other expense (income), net:
Interest income	(624)	(617)	(1,879)	(1,575)
Interest expense	40,943	38,360	120,017	114,011
Refinancing expense	6,731	—	6,731	—
Other income, net	40	222	(2,236)	(242)
	47,090	37,965	122,633	112,194
Loss from continuing operations before income taxes	(38,749)	(27,394)	(311,261)	(83,390)
Income tax expense from continuing operations	1,346	1,766	4,039	8,241
Net loss from continuing operations	(40,095)	(29,160)	(315,300)	(91,631)
Discontinued operations:
Income from discontinued operations, net of income tax of $0	—	—	—	92
Net loss	(40,095)	(29,160)	(315,300)	(91,539)
Other comprehensive income (loss):
Foreign currency translation adjustments	—	(16)	—	626
Unrealized holding gain (loss) on marketable securities, net	—	279	(3,900)	1,366
Unrealized gain (loss) on derivative contracts, net	3,269	227	23,196	(4,501)
Total other comprehensive income (loss), net of tax	3,269	490	19,296	(2,509)
Comprehensive loss	$(36,826)	$(28,670)	$(296,004)	$(94,048)

Basic and diluted income (loss) per share:
Continuing operations	$(3.24)	$(2.39)	$(25.57)	$(7.53)
Discontinued operations	—	—	—	0.01
Net loss	$(3.24)	$(2.39)	$(25.57)	$(7.52)

Weighted average Series A and Series B shares - basic and diluted	12,361,495	12,207,649	12,329,497	12,170,367
Total issued and outstanding Series A and Series B shares at period end			12,434,231	12,329,295

See accompanying notes to condensed consolidated financial statements.

ASCENT CAPITAL GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
Amounts in thousands

	Nine Months Ended September 30,
	2018	2017
Cash flows from operating activities:
Net loss	$(315,300)	(91,539)
Adjustments to reconcile net loss to net cash provided by operating activities:
Income from discontinued operations, net of income tax	—	(92)
Amortization of subscriber accounts, deferred contract acquisition costs and other intangible assets	160,973	178,896
Depreciation	8,378	6,435
Stock-based and long-term incentive compensation	1,600	5,968
Deferred income tax expense	1,987	3,158
Gain on disposal of operating assets	—	(21,217)
Legal settlement reserve, net of cash payments	—	23,000
Refinancing expense	6,731	—
Amortization of debt discount and deferred debt costs	9,108	8,227
Bad debt expense	8,511	7,888
Loss on goodwill impairment	214,400	—
Other non-cash activity, net	(186)	4,887
Changes in assets and liabilities:
Trade receivables	(9,028)	(7,225)
Prepaid expenses and other assets	(8,359)	(3,535)
Subscriber accounts - deferred contract acquisition costs	(4,529)	(2,299)
Payables and other liabilities	(4,752)	4,770
Operating activities from discontinued operations, net	—	(3,408)
Net cash provided by operating activities	$69,534	113,914
Cash flows from investing activities:
Capital expenditures	(11,513)	(9,999)
Cost of subscriber accounts acquired	(111,531)	(119,081)
Purchases of marketable securities	(39,022)	(22,633)
Proceeds from sale of marketable securities	143,316	1,108
Proceeds from the disposal of operating assets	—	32,612
Net cash used in investing activities	$(18,750)	(117,993)
Cash flows from financing activities:
Proceeds from long-term debt	218,950	159,850
Payments on long-term debt	(136,600)	(132,500)
Payments of financing costs	(5,734)	—
Value of shares withheld for share-based compensation	(171)	(670)
Net cash provided by financing activities	$76,445	26,680
Net increase (decrease) in cash, cash equivalents and restricted cash	$127,229	22,601
Cash, cash equivalents and restricted cash at beginning of period	10,465	12,319
Cash, cash equivalents and restricted cash at end of period	$137,694	34,920
Supplemental cash flow information:
State taxes paid, net	$2,710	3,107
Interest paid	98,260	93,753
Accrued capital expenditures	882	386

See accompanying notes to condensed consolidated financial statements.

Adjusted EBITDA

We evaluate the performance of our operations based on financial measures such as revenue and "Adjusted EBITDA." Adjusted EBITDA is defined as net income (loss) before interest expense, interest income, income taxes, depreciation, amortization (including the amortization of subscriber accounts, dealer network and other intangible assets), restructuring charges, stock-based compensation, and other non-cash or non-recurring charges. Ascent believes that Adjusted EBITDA is an important indicator of the operational strength and performance of its business, including the business' ability to fund its ongoing acquisition of subscriber accounts, its capital expenditures and to service its debt. In addition, this measure is used by management to evaluate operating results and perform analytical comparisons and identify strategies to improve performance. Adjusted EBITDA is also a measure that is customarily used by financial analysts to evaluate the financial performance of companies in the security alarm monitoring industry and is one of the financial measures, subject to certain adjustments, by which Brinks Home Security's covenants are calculated under the agreements governing its debt obligations. Adjusted EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles in the United States ("GAAP"), should not be construed as an alternative to net income or loss and is indicative neither of our results of operations nor of cash flows available to fund all of our cash needs. It is, however, a measurement that Ascent believes is useful to investors in analyzing its operating performance. Accordingly, Adjusted EBITDA should be considered in addition to, but not as a substitute for, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP. Adjusted EBITDA is a non-GAAP financial measure. As companies often define non-GAAP financial measures differently, Adjusted EBITDA as calculated by Ascent should not be compared to any similarly titled measures reported by other companies.

The following table provides a reconciliation of Ascent's Net loss from continuing operations to total Adjusted EBITDA for the periods indicated (amounts in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net loss from continuing operations	$(40,095)	(29,160)	$(315,300)	(91,631)
Amortization of subscriber accounts, deferred contract acquisition costs and other intangible assets	52,671	59,384	160,973	178,896
Depreciation	2,886	2,176	8,378	6,435
Stock-based compensation	682	2,393	1,652	5,968
Radio conversion costs	—	74	—	383
Legal settlement reserve	—	—	—	28,000
Severance expense (a)	—	1,248	2,955	1,275
LiveWatch acquisition contingent bonus charges	63	391	187	1,746
Rebranding marketing program	3,060	—	6,355	880
Integration / implementation of company initiatives	195	390	195	2,420
Gain on revaluation of acquisition dealer liabilities	(240)	(954)	(240)	(1,358)
Impairment of capitalized software	—	—	—	713
Gain on disposal of operating assets	—	—	—	(21,217)
Loss on goodwill impairment	—	—	214,400	—
Interest income	(624)	(617)	(1,879)	(1,575)
Interest expense	40,943	38,360	120,017	114,011
Refinancing expense	6,731	—	6,731	—
Unrealized (gain) loss on marketable securities, net	(675)	220	(3,251)	220
Income tax expense from continuing operations	1,346	1,766	4,039	8,241
Adjusted EBITDA	$66,943	75,671	$205,212	233,407

Expensed subscriber acquisition costs, net
Gross subscriber acquisition costs	$14,098	11,275	$38,923	29,758
Revenue associated with subscriber acquisition costs	(722)	(1,051)	(3,489)	(3,694)
Expensed Subscriber acquisition costs, net	$13,376	10,224	$35,434	26,064

(a)	Severance expense related to transitioning executive leadership at Ascent in 2018 and a reduction in headcount event and transitioning executive leadership at Brinks Home Security in 2017.

The following table provides a reconciliation of Brinks Home Security’s Net loss to total Adjusted EBITDA for the periods indicated (amounts in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net loss	$(33,840)	(25,536)	$(301,839)	(96,653)
Amortization of subscriber accounts, deferred contract acquisition costs and other intangible assets	52,671	59,384	160,973	178,896
Depreciation	2,880	2,170	8,360	6,415
Stock-based compensation	373	1,311	803	2,759
Radio conversion costs	—	74	—	383
Legal settlement reserve	—	—	—	28,000
Severance expense (a)	—	1,248	—	1,275
LiveWatch acquisition contingent bonus charges	63	391	187	1,746
Rebranding marketing program	3,060	—	6,355	880
Integration / implementation of company initiatives	195	390	195	2,420
Gain on revaluation of acquisition dealer liabilities	(240)	(954)	(240)	(1,358)
Impairment of capitalized software	—	—	—	713
Loss on goodwill impairment	—	—	214,400	—
Interest expense	39,077	36,665	114,550	108,980
Refinancing expense	5,697	—	5,697	—
Income tax expense	1,346	1,767	4,039	5,330
Adjusted EBITDA	$71,282	76,910	$213,480	239,786

Expensed subscriber acquisition costs, net
Gross subscriber acquisition costs	$14,098	11,275	$38,923	29,758
Revenue associated with subscriber acquisition costs	(722)	(1,051)	(3,489)	(3,694)
Expensed Subscriber acquisition costs, net	$13,376	10,224	$35,434	26,064

(a)	Severance expense related to a reduction in headcount event and transitioning executive leadership at Brinks Home Security.